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HEWLETT-PACKARD COMPANY

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WALTER B. HEWLETT

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FOR IMMEDIATE RELEASE

Walter Hewlett Responds to
Letter From Hewlett-Packard Directors

Palo Alto, CA, January 7, 2002 — Walter B. Hewlett today issued the following statement in response to a letter from his fellow Hewlett-Packard Company (NYSE: HWP) directors:

The Board’s letter is a careful construct of fine lines and half truths. By words or silence, the Board confirms that:

•	despite my known opposition to the transaction, management and its representatives negotiated a contract that required unanimous Board approval;

•	I was advised by company counsel that this transaction would be approved with or without my Board vote, and that I could approve it as a director and still vote against it as a stockholder; and

•	on September 3, 2001, during the Board telephone call to approve the proposed merger, I informed the Board that if the vote were to occur on that day, I would vote against the proposed merger as a stockholder.

Nothing in the Board’s letter will distract Hewlett-Packard stockholders from focusing on the real issue, nor change this bad transaction into a good one. This transaction remains fundamentally flawed because:

•	the proposed merger would significantly dilute Hewlett-Packard’s stockholders’ interest in the profitable imaging and printing business, and significantly increase their exposure to an unprofitable PC business;

•	the proposed merger would: (i) dramatically increase Hewlett-Packard’s market position in unattractive lower-end, commodity businesses, such as PCs; (ii) not materially improve Hewlett-Packard’s market position in mid-range and high-end servers and high-end services, which have higher profit margins than the profit margins for PCs; (iii) divert management’s attention and financial resources from Hewlett-Packard’s preeminent imaging and printing business; and (iv) do little to increase Hewlett-Packard’s consulting and outsourcing capabilities;

•	the integration risk of the combination is substantial. No significant combination involving a computer company has ever met expectations; and

•	the proposed transaction is financially unattractive to Hewlett-Packard stockholders. The market has twice made resoundingly clear that this combination destroys value for Hewlett-Packard stockholders.

This transaction is clearly bad for stockholder value and I urge the Board to listen to what stockholders are saying.

-more-

About Walter B. Hewlett

Walter B. Hewlett, an independent software developer, serves as Chairman of The William and Flora Hewlett Foundation, where he has been a director since its founding in 1966. Mr. Hewlett is also a trustee of the William R. Hewlett Revocable Trust. He has served since 1987 on the Board of Directors of Hewlett-Packard Company and since 1999 on the Board of Directors of Agilent Technologies, Inc. He was elected to the Board of Overseers of Harvard University in 1997. In 1994, Mr. Hewlett participated in the formation of Vermont Telephone Company of Springfield, Vermont and currently serves as its Chairman. He founded the Center for Computer Assisted Research in the Humanities in 1984, and currently serves as a director of the Center. He also serves on the boards of The Public Policy Institute of California and The Packard Humanities Institute. Mr. Hewlett is the son of the late Hewlett-Packard Company co-founder, William R. Hewlett.

IMPORTANT INFORMATION

On December 27, 2001, Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust (the “Trust”) filed a preliminary proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of Hewlett-Packard Company in connection with a meeting of stockholders of Hewlett-Packard to be held for the purpose of voting on various matters relating to the possible merger transaction involving Hewlett-Packard and Compaq Computer Corporation (the “Proposed Merger”). Mr. Hewlett, Mr. van Bronkhorst and the Trust will prepare and file with the Securities and Exchange Commission a definitive proxy statement relating to their opposition to the Proposed Merger and may file other proxy solicitation materials regarding the Proposed Merger. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The preliminary proxy statement is, and the definitive proxy statement (when it becomes available) will be, available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of the preliminary proxy statement, or the definitive proxy statement (when it becomes available), by contacting MacKenzie Partners at 212-929-5500, or by sending an email to proxy@mackenziepartners.com.

Information regarding the names, affiliation and interests of persons who may be deemed to be participants in our solicitation of proxies of Hewlett-Packard’s stockholders is available in the preliminary proxy statement filed with the SEC on Schedule 14A on December 27, 2001.

Contacts:

Joele Frank / Todd Glass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

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